Exhibit 99.1

For Immediate Release

TIME WARNER NAMES PASCAL DESROCHES
SENIOR VICE PRESIDENT AND CONTROLLER

NEW YORK, December 17, 2007 – Time Warner Inc. (NYSE: TWX) announced today the appointment of Pascal Desroches as Time Warner’s Senior Vice President and Controller, effective January 1, 2008. Currently serving as Time Warner’s Senior Vice President and Deputy Controller, Mr. Desroches succeeds James Barge, who is leaving Time Warner to take a senior position at another company.

Mr. Desroches will report to John Martin, who, as previously announced, will become Executive Vice President and Chief Financial Officer of Time Warner on January 1, 2008, succeeding Wayne Pace, who is retiring. Mr. Martin currently serves as Executive Vice President, Chief Financial Officer of Time Warner Cable Inc.

In his new role, Mr. Desroches will be responsible for overseeing a broad range of financial matters for Time Warner, including internal and external financial reporting, financial planning and analysis, as well as providing support for special projects, including mergers, acquisitions and other transactions.

Mr. Martin said: “This is a well-deserved promotion for Pascal. He is widely respected throughout the company and the accounting profession for his integrity, judgment and financial expertise. I’m confident he will continue to play a key role in helping maximize the potential of our organization.”

Mr. Martin added: “Jimmy Barge is a consummate professional who has served our company with great distinction. We are grateful for his dedication and professionalism and wish him all the best in his new position.”

Mr. Pace said: “Pascal is a highly talented finance executive who has extensive knowledge of Time Warner’s businesses and strong relationships with the finance and operational executives at each of our divisions. His promotion reflects his exceptional skills and experience and recognizes his many accomplishments at Time Warner.”

Mr. Pace added: "Jimmy Barge has been a valuable member of Time Warner’s management team and has made significant contributions to our finance organization, including building and leading a first-rate group of professionals. We appreciate his many years of exemplary service to the company and wish him well in the future.”

Mr. Desroches said: “I feel very fortunate to have been able to work with such great colleagues as Wayne and Jimmy. I have valued their wise counsel and leadership. In my new role, I’m looking forward to working with John, for whom I have great respect, as well as the other members of our outstanding senior management team and the talented people in our finance group. Together, we’re committed to helping Time Warner achieve its financial and strategic objectives.”

Background on Mr. Desroches

Mr. Desroches joined Time Warner in 2001 as Assistant Controller.  He was elected Vice President and Deputy Controller in 2003 and then was promoted to Senior Vice President and Deputy Controller earlier this year. As Senior Vice President and Deputy Controller, he has been responsible for the company’s external financial reporting, internal controls and accounting policies.

Prior to joining Time Warner, Mr. Desroches was a partner in KPMG LLP’s Department of Professional Practice – Assurance & Advisory Services in New York. Previously, he was a Professional Accounting Fellow with the Office of the Chief Accountant at the United States Securities and Exchange Commission (SEC).

Mr. Desroches is an honors graduate of St. John’s University, where he received a B.A. degree in accounting. He received an M.B.A. degree, with a concentration in Corporate Finance and Management of Organization, from the Columbia University Graduate School of Business.

Mr. Desroches is a New York State Certified Public Accountant and is a member of the American Institute of Certified Public Accountants (AICPA). He was also a member of AICPA’s Accounting Standards Executive Committee from 2004 through 2007. He serves on the Board of Directors of New Alternatives for Children.

About Time Warner Inc.

Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.

Contact:

Keith Cocozza
(212) 484-7482

####